Exhibit 21.1

List of Subsidiaries

Blast AFJ, Inc., a Delaware corporation
Pacific Energy Development Corp., a Nevada corporation
White Hawk Petroleum, LLC, a Nevada limited liability company
White Hawk Energy, LLC, a Delaware limited liability company
Pacific Energy Technology Services, LLC, a Nevada limited liability company
Pacific Energy & Rare Earth Limited, a Hong Kong company
Blackhawk Energy Limited, a British Virgin Islands company
Pacific Energy Development MSL, LLC, a Nevada limited liability company
Red Hawk Petroleum, LLC, a Nevada limited liability company
PEDEVCO Acquisition Subsidiary, Inc., a Texas corporation